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                                                                    EXHIBIT 10.4

         THIS SEVERANCE AGREEMENT (hereinafter the "Severance Agreement") made this 23rd day of December, 2004, by and between GERALD GORMAN, an individual with an address of 415 Bernardsville Road, Mendham, New Jersey 07945 (hereinafter "Gorman") and EASYLINK SERVICES CORPORATION, a Delaware corporation with its principal place of business at 33 Knightsbridge Road, Piscataway, New Jersey 08854 (hereinafter the "Corporation"). Gorman and the Corporation are each a "Party" and together the "Parties."

         WHEREAS, Gorman is Chairman of the Board of Directors of the Corporation; and

         WHEREAS, Gorman has resigned as Chairman and Director of the Corporation this even date herewith; and

         WHEREAS, the Parties wish to ensure that Gorman's resignation does not disrupt the operations of the Corporation;

         NOW THEREFORE, the Parties agree as follows:

1. Severance Payments

         Provided that Gorman has not revoked his acceptance of this Agreement in accordance with Paragraph 16 hereof, the Corporation will pay severance to Gorman in the amount of two hundred fifty thousand dollars ($250,000.00) payable over a period of two (2) years (the "Severance Period") in accordance with the Corporation's standard payroll procedures. Severance payments will be subject to normal payroll taxes and deductions and will commence within two (2) weeks of the expiration of the revocation period set forth in Paragraph 16.

2. Health Insurance

a. Gorman shall continue to participate in the Corporation's group health plan for a period of six (6) months. During such period, each of the Corporation and Gorman shall continue to pay its or his monthly premium for Gorman's continued participation in the group health plan in accordance with the usual policy of the Corporation. During the initial six (6) month period, any increase to the Corporation's premium shall be borne by the Corporation and any increase to Gorman's premium shall be borne by Gorman.

b. Following the initial six (6) months, Gorman shall elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") for the standard COBRA period of eighteen (18) months. The Corporation shall pay Gorman's monthly COBRA premiums during such period up to the dollar amount paid by the Corporation at the conclusion of the initial six (6) month period and Gorman shall pay all amounts in excess thereof.

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         c. If, at any time during the Severance Period, Gorman would prefer to obtain private health insurance in lieu of participation in the Corporation's group health plan, the Corporation shall pay for the premiums for such private health insurance during the balance of the Severance Period, provided however that the Corporation shall not pay, in monthly premiums to the private insurer, an amount in excess of the monthly premium which the Corporation would otherwise be paying under subparagraph a. or b., above.

3. Options

         The vesting of options shall terminate upon the execution of this Severance Agreement.

4. Life Insurance

         During the Severance Period, the Corporation shall continue to provide Gorman with life insurance as provided immediately prior to the execution of the Severance Agreement, provided however that the Corporation shall not pay any premium for such insurance in excess of the premiums paid immediately prior to the execution of this Severance Agreement.

5. 401(k) Plan

         Gorman's participation in the Corporation's 401(k) plan shall terminate upon execution of this Severance Agreement and the Corporation shall provide Gorman with information regarding roll-over rights.

6. Unused Vacation

         In accordance with the Corporation's usual practice, Gorman shall be entitled to a lump sum payment, subject to normal payrolls taxes and deductions, as payment for all vacation which Gorman has accrued, but not used, as of the date hereof. Said payment shall be made within two (2) weeks of the expiration of the revocation period set forth in Paragraph 16.

7. Office

         Gorman shall be entitled to use his office at the Corporation for a period of four (4) months following the date of this Severance Agreement, during which time the secretarial support services of the Corporation will continue to be available to him.


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8. Return of Property

         Gorman agrees to immediately return to the Corporation all company property, records, and files belonging to the Corporation which he has in his possession including, but not limited to, all memoranda, notes, records, reports, plans, forecasts, spreadsheets, and other documents in any form whatsoever (including information contained in computer memory or any computer disks, tapes, and other media) relating to the Corporation's business, which Gorman obtained while employed by or otherwise servicing or acting on behalf of the Corporation. Gorman further agrees to take all necessary actions, if required by and at the cost of the Corporation, to vest such property rights in the Corporation. Gorman may retain the Corporation's laptop computer once all Corporation information has been removed.

9. Confidentiality

         Gorman agrees to maintain the confidentiality of all information relating to the Corporation, including, but not limited to, the business, finances, customers, trade practices, trade secrets, developments, methods and know-how of the Corporation and agree not to disclose any such confidential information to anyone, or to make any use of any such confidential information, on his own behalf or on behalf of any third party, without the Corporation's prior written consent.

10. Nondisparagement

         The Corporation and Gorman each agree that neither will make, nor cause to be made, any statements, observations or opinions, or communicate any information (whether oral or written) that disparages or is likely in any way to harm the reputation of the other.

11. Remedies

         a. In the event the Corporation breaches this Severance Agreement, Gorman may only institute an action for specific enforcement of the terms of this Agreement and seek damages resulting from that breach. Gorman may not institute before any local or state administrative agency, or before any court, any proceeding based on any claims related to his employment with the Corporation or the termination of his employment with the Corporation as released herein. The prevailing party in any action to enforce this Severance Agreement will be entitled to an award of attorneys' fees and costs in addition to any other legal or equitable relief.

         b. Gorman agrees that any unauthorized disclosure to third parties of any such confidential information would cause irreparable damage to the trade secret status of such information, if applicable, and to the Corporation, and that, since the Corporation would have no adequate remedy at law, in the event such a disclosure or threatened disclosure is proven, the Corporation will be entitled to an injunction, prohibiting Gorman from any such disclosure or attempted disclosure.



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12. Release

         In consideration of the terms and conditions of this letter, which constitute good and valuable consideration, Gorman

         a. Agrees that he is hereby acting of his own free will, voluntarily and on behalf of himself, his heirs, administrators, executors, successors and assigns, and

         b. Understands and agrees that this Severance Agreement is legally binding and that by signing it, he is giving up certain rights; and

         c. Releases the Corporation and its subsidiaries, parent, and affiliates, together with each of those entities' directors, officers, employees, shareholders, fiduciaries, administrators, and agents, and each of them (collectively the "Released Parties"), from any and all debts, obligations, claims, demands, judgments, or causes of action of any kind whatsoever, in tort, contract, by statute, or on any other basis, for compensatory, punitive, or other damages, expenses, reimbursements, or costs of any kind, including but not limited to any and all claims, demands, rights, and/or causes of action arising out of his employment, or the termination of his employment, with the Corporation or relating to purported employment discrimination or violations of civil rights, such as, but not limited to, those arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and/or 1871, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, Executive Order 11246, the Equal Pay Act of 1963, the Rehabilitation Act of 1973 (including Section 504 thereof), the Employee Retirement Income Security Act of 1974, the New Jersey Law Against Discrimination, N.J.S.A. 10:5-1 et. seq., (all as they may have been amended) or any other applicable federal, state, or local employment discrimination statute or ordinance or any other claim, whether statutory or based on common law, arising by reason of Gorman's employment, or the termination of his employment, with the Corporation, or relating in any way to his employment relationship with the Corporation or any of the other Released Parties, or by reason of any other matter, cause, or thing whatsoever, from the first date of Gorman's employment to the date of this Severance Agreement. This release specifically includes, but is not limited to, any claims based upon the right to the payment of wages, bonuses, vacation, pension benefits, stock benefits or any other employee benefits, or any other rights arising under federal, state or local laws prohibiting discrimination and/or harassment on the basis of age, race, color, religion, creed, sex, affectional or sexual orientation, national origin, ancestry, nationality, mental or physical disability, alienage or citizenship status, marital status, familial status, liability for service in the Armed Forces of the United States, atypical hereditary cellular or blood trait or any other genetic information, AIDS and HIV infection, harassment or any other basis prohibited by law, and


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         d. Represents that he has not filed against the Corporation or any of the other Released Parties, any complaints, charges or lawsuits with any governmental agency or any court prior to the date hereof.

13. Review Period

         Gorman shall have twenty-one (21) days from the date this Severance Agreement is delivered to him to consider the terms detailed herein. By executing this Severance Agreement, Gorman acknowledges that he has been given this twenty-one (21) day period within which to consider this Severance Agreement.

14. Consideration

         Gorman hereby acknowledges that the consideration he is receiving hereunder and under that certain Domain Portfolio Purchase Agreement executed this even date herewith is greater than he would otherwise have received had he not signed this Severance Agreement and that the consideration thus received is given in exchange for all of the provisions hereof.

15. Attorney Consultation

         Gorman has been advised by the Corporation to consult with an attorney before signing this letter, and this Paragraph 15 constitutes such advice in writing. By executing this Severance Agreement, Gorman acknowledges that he has been advised by an attorney or has knowingly waived his right to be so advised.

16. Revocation Period

         For a period of seven (7) days following his execution of this Severance Agreement, Gorman may revoke this letter by written notification to the Corporation. The terms of this Severance Agreement shall not become effective or enforceable until the seven (7) day revocation period has expired.

17. No Admission of Liability

         Gorman acknowledges that payment by the Corporation of the severance payments described herein is not an admission of any liability whatsoever on the part of Corporation in connection with Gorman's employment by the Corporation and/or the termination of said employment.

18. Cooperation During Transition Period

         Gorman will fully cooperate with the Corporation following the date of this Severance Agreement in order to assist the Corporation with the transition of his duties from time to time. Such cooperation shall include, but not be limited to, answering questions regarding the Corporation's business, customer relationships, and items of a similar nature.


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19. Non-Disclosure

         Gorman agrees that the amounts paid to him, as well as the terms and conditions set forth in this Severance Agreement, will be kept confidential by him, and that he will not reveal the terms and conditions set forth in Severance Agreement except in response to a valid subpoena or other legal process, or to his professional advisors and immediate family members, provided that they are made aware of this Non-Disclosure provision and agree to abide by it. Gorman acknowledges that the terms and conditions of this Severance Agreement may be disclosed by the Corporation in accordance with the requirements of applicable law.

20. Entire Agreement

         This Severance Agreement constitutes the entire agreement between Gorman and the Corporation concerning the subject matter herein and may not be altered or modified except in writing signed by both parties. In the event of any conflict between the terms of this Severance Agreement and the terms of Gorman's employment agreement, the Corporation's stock option plan[s], or any of Gorman's stock option grant agreements, the terms of this Severance Agreement will govern. This Severance Agreement will be governed by the laws of the state of New Jersey without reference to its choice of law rules.

         IN WITNESS WHEREOF, Gorman and the Corporation have hereunto set their hands and seals on the date first written above.

ATTEST                                EASYLINK SERVICES CORPORATION


/s/ David Ambrosia                    /s/ Thomas Murawski
-----------------------------         -----------------------------------------
Name: David Ambrosia                  Name: Thomas Murawski
Title: EVP, GC and Secretary          Title: President & Chief Executive Officer


WITNESS                               ACCEPTED AND AGREED


/s/ Jennifer Saal                     /s/ Gerald Gorman
-----------------------------         -----------------------------------------
Name: Jennifer Saal                   Gerald Gorman

Date: December 23, 2004               Date: December 23, 2004